Exhibit (5)(b)

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September 21, 2007

To:	Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, MA 02461

From:	Bruce A. Teichner
Assistant Vice President & Senior Counsel

Re:	Subordinated Guarantee of Market Value Adjusted Interests of
Sun Life Insurance and Annuity Company of New York

I am Assistant Vice President and Senior Counsel of Sun Life Assurance Company of Canada (U.S.), a Delaware corporation ("Sun Life (U.S.)").  Sun Life (U.S.) is the parent of Sun Life Insurance and Annuity Company of New York, a New York corporation (the "Company").  This legal opinion is given in connection with a joint registration statement on Form S-3 (the "Registration Statement") filed by Sun Life (U.S.) and the Company with the Securities and Exchange Commission (the "Commission").  The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $51,000,000 of the Company’s market value adjusted interests (the "MVAs") under deferred annuity contracts (the "Contracts"); and (b) the full and unconditional subordinated guarantee by Sun Life (U.S.) of the Company’s payment obligations with respect to the MVAs issued and sold pursuant to the Registration Statement.  The MVAs are to be (i) issued under forms of the Contracts between the Company and its customers; and (ii) guaranteed by Sun Life (U.S.) pursuant to the terms of a subordinated guarantee to be executed by Sun Life (U.S.) (the "Subordinated Guarantee").  A specimen of the Subordinated Guarantee is being filed  or incorporated by reference as an exhibit to the Registration Statement and a specimen of the Contracts is being filed or incorporated by reference as an exhibit to the Registration Statement.

In connection with this opinion, I have examined (i) the Registration Statement; (ii) the specimen of the Contracts; (iii) the specimen of the Subordinated Guarantee; (iv) Sun Life (U.S.)’s Certificate of Incorporation, as currently in effect; (v) Sun Life (U.S.)’s Bylaws, as currently in effect; and (vi) resolutions adopted by the Board of Directors of Sun Life (U.S.) relating to the issuance of the Subordinated Guarantee, the filing of the registration statement and related matters.  I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Sun Life (U.S.), certificates of officers or other representatives of Sun Life (U.S.), certificates of public officials and others, and such other agreements, documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

I do not express any opinion as to the laws of any jurisdictions other than the States of  New York and Delaware.  No opinion is expressed herein with respect to the qualification of the Subordinated Guarantee under the securities or blue-sky laws of any state or any foreign jurisdiction.  This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.  I express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, I am of the opinion that, when the MVAs have been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, Sun Life (U.S.)'s obligations under the Subordinated Guarantee with respect to such MVAs will constitute legal, valid and binding obligations of Sun Life (U.S.), enforceable against Sun Life (U.S.) in accordance with the terms of the Subordinated Guarantee.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) I express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

For purposes of the opinions rendered above, I have assumed that Sun Life (U.S.) will at all times in the future (i) be duly incorporated and validly existing as a corporation under the laws of the State of Delaware; and (ii) have the corporate power and authority to guarantee the Company’s obligations under the MVAs in accordance with the terms of the Subordinated Guarantee.  As of the date of this opinion, Sun Life (U.S.) is duly incorporated and validly existing as a corporation under the laws of the State of Delaware and has the corporate power and authority to guarantee the Company’s obligations under the MVAs in accordance with the terms of the Subordinated Guarantee.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

 /s/ Bruce A. Teichner
Bruce A. Teichner
Assistant Vice President & Senior Counsel